EXHIBIT 23(G)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 15, 2018, with respect to the statement of revenues and certain operating expenses of Project Jazz for the year ended December 31, 2016, our report dated February 26, 2018, with respect to the statement of revenues and certain operating expenses of 30700 Russell Ranch for the year ended December 31, 2016, and our report dated February 28, 2018, with respect to the statement of revenues and certain operating expenses of Allure at Camarillo for the year ended December 31, 2016, which are included in the Registration Statement (Form S-1) and prospectus of TIAA Real Estate Account. We hereby consent to the inclusion in the Registration Statement (Form S-1) and prospectus of TIAA Real Estate Account of the aforementioned reports, and to the use of our name as it appears under the caption Experts.

/s/ Grant Thornton LLP
Charlotte, North Carolina
March 15, 2018